Exhibit 99.1

RPM REPORTS STRONG 2004 FOURTH-QUARTER AND FULL-YEAR RESULTS

• Fourth-quarter sales set record, up 15.5%
• Full-year sales rise 12% to record $2.3 billion
• Fourth-quarter and full-year net incomes set new records
• Profit margins strengthen
• Outlook provided for 2005

MEDINA, Ohio – July 26, 2004 – RPM International Inc. (NYSE: RPM), a leading specialty coatings and sealants manufacturer, today announced record results in sales, earnings and earnings per share for its fourth quarter and fiscal year ended May 31, 2004.

“Our fourth quarter capped off a strong year, with growth generated from a host of new and innovative products and services developed over the last several years and from the benefits of a number of acquired product lines,” stated Frank C. Sullivan, president and chief executive officer. “We were especially pleased to see our industrial segment revenues accelerate toward the end of the year in the midst of the economic recovery, which enabled us to exceed our top- and bottom-line expectations for the year.”

Fourth-Quarter Sales and Earnings

RPM reported record net sales of $680.9 million for the fourth quarter of fiscal 2004, a 15.5 percent increase over last year’s fourth quarter. Organic unit growth totaled 11 percent, while acquisitions and net favorable foreign exchange rates contributed 2.5 percent and 2 percent, respectively, to sales growth.

Net income reached a record $53.0 million, compared with last year’s fourth-quarter net loss of ($43.4) million, while diluted earnings per common share reached a record $0.45, compared with the fourth quarter loss a year ago of ($0.38) per share.

Excluding the $88 million after-tax charge taken in 2003, net income grew 20 percent compared with last year’s fourth-quarter pro forma earnings of $44.1 million. The net income margin on sales also improved to 7.8 percent of sales from last year’s 7.5 percent of sales on a pro forma basis. Diluted earnings per common share increased 18 percent over $0.38 earned in the year-ago quarter on a pro forma basis.

Consolidated earnings before interest and taxes (EBIT) grew 20 percent to $88.0 million, compared with last year’s $73.2 million excluding the $140 million pre-tax charge taken in the fourth quarter of 2003. This growth reflects the strong sales volume, productivity gains and accretive acquisitions, which more than compensated for higher material costs. The EBIT margin also improved to 12.9 percent of sales from 12.4 percent a year ago.

Both operating segments strengthened year-over-year during the fourth quarter, particularly RPM’s industrial segment, where organic growth has lagged for several years. Industrial segment net sales grew 19 percent, of which 12 percent was purely organic. All three business groups within this

Record Fiscal 2004 Sales and Earnings
July 26, 2004

segment achieved double-digit growth. The industrial segment was also able to capitalize on strong earnings leverage from its surge in organic sales volume this quarter, growing EBIT by 31 percent.

Consumer segment net sales grew 12 percent over fourth-quarter 2003, 10 percent of which was organic, reflecting solid retail demand across all of the product lines in this segment. Consumer segment EBIT grew by 10 percent, with higher material costs partly offsetting this segment’s earnings leverage from increased sales.

All references to EBIT are tied to the supplemental segment data attached to this release which provides a reconciliation of EBIT to the most comparable GAAP measure, income before income taxes.

Fiscal 2004 Results

RPM achieved record net sales of $2.3 billion for its 2004 fiscal year, a 12 percent improvement over the prior year. Organic growth, acquisitions and favorable exchange rates contributed approximately 7 percent, 3 percent and 2 percent of growth, respectively.

Net income increased 302 percent to a record $141.9 million compared with last year’s $35.3 million, while diluted earnings per common share reached a record $1.22, an increase of 307 percent over $0.30 earned last year.

Excluding the $88 million after-tax charge taken in 2003, net income increased 15.5 percent compared with last year’s pro forma net income of $122.8 million, the margin on sales improved to 6.1 percent from last year’s pro forma 5.9 percent of sales, and diluted earnings per common share increased 15 percent over $1.06 earned last year on a pro forma basis.

Consolidated EBIT grew $32.0 million to $246.6 million, an increase of 15 percent over last year’s $214.6 million excluding the $140 million pre-tax charge taken in 2003. This growth reflects the improvements in organic sales and accretive acquisitions, partly offset by higher raw material costs. The EBIT margin improved to 10.5 percent of sales from 10.3 percent of sales a year ago.

The industrial and consumer operating segments achieved solid growth of 14 percent and 11 percent, respectively, primarily from organic growth, but including net favorable foreign exchange differences and the impact of acquisitions. The industrial segment grew EBIT by 15 percent to $140.5 million from last year’s $122.3 million, while the consumer segment grew EBIT by 9 percent to $142.7 million from last year’s $131.4 million.

All references to EBIT are tied to the supplemental segment data attached to this release which provides a reconciliation of EBIT to the most comparable GAAP measure, income before income taxes.

Cash flow from operations was $153.0 million, representing an overall decrease from fiscal 2003 of $7.6 million, or less than 5 percent. The company attributed the decline to after-tax asbestos-related payments during the year of $33.7 million, which exceeded the cash flow benefits from the improved operating performance. Capital expenditures of $51.3 million during the year compared with depreciation of $47.8 million. RPM anticipates that capital expenditures will continue to approximate depreciation levels over the next several years. Despite $37.7 million in acquisitions during the year,

Record Fiscal 2004 Sales and Earnings
July 26, 2004

total debt declined $6.3 million to $719.9 million, and the debt-to-capital ratio improved to 42 percent from 45 percent at the end of fiscal 2003.

Business Outlook

“RPM remains focused on generating strong cash flow to fund continued growth through innovation, acquisitions and investments that will further boost our productivity and our competitive position,” Sullivan stated.

“We are very pleased with our accelerating performance in fiscal 2004. For 2005, we expect raw material costs to continue to run higher and asbestos liabilities to remain a challenge. Despite these challenges, we expect to be able to produce high-single digit growth in revenues, and low double-digit growth in earnings, generating another year of record growth and margin improvement from our operations.”

Webcast Information

RPM will host a conference call at 10:00 a.m. Eastern time on Monday, July 26, 2004. The call may be accessed by dialing 800-901-5241 or over the Internet through RPM’s web site at http://www.rpminc.com. Please access approximately 10 minutes before the call to complete registration. A replay will be available from approximately 12:00 Eastern time on July 26 until 8:00 p.m. Eastern time on August 2, 2004, on RPM’s web site or by dialing 888-286-8010 and citing access code 89942115. A transcript of the call will also be posted on the web site as soon as possible.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Leading industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president – finance and communications for RPM, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s existing reserves and insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks inherent in its contingent liability reserves, including asbestos; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-3 (File No. 333-108647), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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CONSOLIDATED STATEMENTS OF INCOME
In thousands, except per share data

	Year Ended May 31,			Three Months Ended May 31,
	2004	2003		2004	2003
Net Sales	$2,341,572	$2,083,489		$680,878	$589,546
Cost of sales	1,276,372	1,134,207		368,251	316,526

Gross profit	1,065,200	949,282		312,627	273,020
Selling, general & administrative expenses	818,639	734,717		224,677	199,815
Asbestos charge		140,000			140,000
Interest expense, net	28,945	26,712		8,184	6,422

Income before income taxes	217,616	47,853		79,766	(73,217)
Provision for income taxes	75,730	12,526		26,793	(29,848)

Net Income	$141,886	$35,327		$52,973	$(43,369)

Basic earnings per share of common stock	$1.23	$0.31		$0.46	$(0.38)

Diluted earnings per share of common stock	$1.22	$0.30		$0.45	$(0.38)

Average shares of common stock outstanding — basic	115,777	115,294		116,045	115,593

Average shares of common stock outstanding — diluted	116,710	115,986		117,091	115,911

SUPPLEMENTAL SEGMENT INFORMATION In thousands
	Year Ended May 31,			Three Months Ended May 31,
	2004	2003		2004	2003
Net Sales:
Industrial Segment	$1,272,781	$1,117,877		$361,529	$304,122
Consumer Segment	1,068,791	965,612		319,349	285,424

Total	$2,341,572	$2,083,489		$680,878	$589,546

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$140,706	$122,568		$44,716	$34,517
Interest (Expense), Net	192	253		107	362

EBIT (b)	$140,514	$122,315		$44,609	$34,155

Consumer Segment
Income Before Income Taxes (a)	$142,852	$131,100		$50,921	$45,932
Interest (Expense), Net	104	(284)		16	(350)

EBIT (b)	$142,748	$131,384		$50,905	$46,282

Corporate/Other
Income Before Income Taxes (a)	$(65,942)	$(205,815	) (c)	$(15,871)	$(153,666	) (c)
Interest (Expense), Net	(29,241)	(26,681)		(8,307)	(6,434)

EBIT (b)	$(36,701)	$(179,134)		$(7,564)	$(147,232)

Consolidated
Income Before Income Taxes (a)	$217,616	$47,853		$79,766	$(73,217)
Interest (Expense), Net	(28,945)	(26,712)		(8,184)	(6,422)

EBIT (b)	$246,561	$74,565		$87,950	$(66,795)

(a)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(b)	EBIT is defined as earnings before interest and taxes. We believe that EBIT provides one of the best comparative measures of pure operating performance, and it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies. EBIT is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBIT should not be considered in isolation, but with GAAP, and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(c)	The asbestos charge, reflected in Corporate/Other, relates to our Bondex International, Inc. subsidiary.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands

	Year Ended May 31,
	2004	2003
Cash Flows From Operating Activities
Net income	$141,886	$35,327
Depreciation and amortization	63,277	58,674
Items not affecting cash and other	(11,236)	8,067
Changes in operating working capital	(7,195)	(35,137)
Changes in asbestos-related liabilities, net of tax	(33,735)	93,698

	152,997	160,629

Cash Flows From Investing Activities
Capital expenditures	(51,253)	(41,814)
Acquisition of businesses, net of cash acquired	(37,703)	(65,994)
Other	(12,306)	(2,593)

	(101,262)	(110,401)

Cash Flows From Financing Activities
Reductions of long-term and short-term debt	(6,278)	11,101
Cash dividends	(63,651)	(59,139)
Exercise of stock options	5,796	3,286
Repurchase of stock		(1,167)

	(64,133)	(45,919)

Effect of Exchange Rate Changes on Cash and Short-Term Investments	234	4,244

(Decrease) Increase in Cash and Short-Term Investments	$(12,164)	$8,553

CONSOLIDATED BALANCE SHEETS
In thousands

	May 31,	May 31,
	2004	2003
Assets
Current Assets
Cash and short-term investments	$38,561	$50,725
Trade accounts receivable	502,994	456,920
Allowance for doubtful accounts	(18,147)	(17,297)

Net trade accounts receivable	484,847	439,623
Inventories	289,359	253,204
Deferred income taxes	51,164	51,285
Prepaid expenses and other current assets	130,686	133,257

Total current assets	994,617	928,094

Property, Plant and Equipment, at Cost	767,072	714,009
Less allowance for depreciation and amortization	(386,017)	(343,220)

Property, plant and equipment, net	381,055	370,789

Other Assets
Goodwill	648,243	631,253
Other intangible assets, net of amortization	282,372	282,949
Other	46,832	34,126

Total other assets	977,447	948,328

Total Assets	$2,353,119	$2,247,211

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$205,092	$171,956
Current portion of long-term debt	991	1,282
Accrued compensation and benefits	88,670	77,577
Accrued loss reserves	56,699	64,230
Asbestos-related liabilities	47,500	41,583
Other accrued liabilities	72,222	59,759
Income taxes payable	6,319	11,263

Total current liabilities	477,493	427,650

Long-Term Liabilities
Long-term debt, less current maturities	718,929	724,846
Asbestos-related liabilities	43,107	103,000
Other long-term liabilities	59,910	59,951
Deferred income taxes	78,388	54,756

Total long-term liabilities	900,334	942,553

Total liabilities	1,377,827	1,370,203

Stockholders’ Equity
Preferred stock; none issued Common stock (outstanding 116,122; 115,496)	1,161	1,156
Paid-in capital	513,986	508,397
Treasury stock, at cost		(1,167)
Accumulated other comprehensive loss	(3,881)	(17,169)
Retained earnings	464,026	385,791

Total stockholders’ equity	975,292	877,008

Total Liabilities and Stockholders’ Equity	$2,353,119	$2,247,211